Exhibit 99.1

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

FOR IMMEDIATE RELEASE

CAMBRIDGE BANCORP ANNOUNCES 2018 ANNUAL MEETING DATE

CAMBRIDGE, MA. (March 1, 2018) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent of Cambridge Trust Company, today announced that the Company’s 2018 annual meeting of shareholders will be held on May 14, 2018 at 8:30 A.M., at The Charles Hotel in Cambridge, Massachusetts. The meeting will be preceded by a breakfast at 8:00 A.M. At the meeting, only shareholders as of the close of business on March 15, 2018, the record date, are entitled to vote at the Annual Meeting and at any adjournments thereof.

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 127-year-old Massachusetts chartered commercial bank with $1.9 billion in assets and 10 Massachusetts locations in Cambridge, Boston, Belmont, Concord, Lexington, and Weston. Cambridge Trust Company is one of New England’s leaders in wealth management with $3.1 billion in client assets under management and administration. The Wealth Management group maintains offices in Boston, Massachusetts and Concord, Manchester and Portsmouth, New Hampshire.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. These statements are based on the beliefs and assumptions of management of the Company and its subsidiaries and on the information available to management at the time that these statements were made. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties, and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. Such statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “forecast,” “estimate,” “intend,” “will,” “would,” “should,” “could,” “may,” or similar words. There are a number of factors, many of which are beyond the Company’s control that could cause actual conditions, events or results to differ materially from those in the forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes in the interest rate environment, unfavorable or less than favorable changes in general economic conditions (nationally or regionally), our ability to continue to increase loans and deposit growth, increased competitive pressures among depository and other financial institutions, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Readers should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events, or otherwise, except as may be required by law.